UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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        In re                       :
                                    :
HOME HOLDINGS INC.,                 :     Chapter 11
                                    :     Case No. 98 B 40319 (JHG)
                                    :
                        Debtor.     :
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                   NOTICE OF LAST DATE FOR FILING OF PROOFS OF
             CLAIM AGAINST HOME HOLDINGS INC. AND PROCEDURE THEREFOR

TO ALL CREDITORS AND OTHER PARTIES IN INTEREST:

      PLEASE TAKE NOTICE that on January 15, 1998, the United States Bankruptcy Court for the Southern District of New York (the "Court") entered an order fixing February 12, 1998 (the "Bar Date") as the last date for all persons and entities, including, but not limited to, individuals, partnerships, corporations, limited liability companies, limited liability partnerships, estates, trusts, indenture trustees, taxing authorities, EXCEPT THOSE PERSONS AND ENTITIES SPECIFICALLY DESCRIBED BELOW, who have or assert, or believe they may have or assert, any claim (as defined below) against Home Holdings Inc.(the "Debtor") to file proofs of claim. The Bar Date and the procedure set forth below for filing proofs of claim apply to all claims against the Debtor that arose before January 15, 1998 (any such claims "Pre-Petition Claims").

      Under section 101(5) of the Bankruptcy Code and as used in this Notice, the word "claim" means (A) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

      1. WHO MUST FILE A PROOF OF CLAIM.

      You must file a proof of claim if you have a Pre-Petition Claim, unless your Pre-Petition Claim is of a type described in paragraphs 2 or 3 below, whether or not such Pre-Petition Claim is of a general unsecured, priority, or secured status, and notwithstanding that such claim may not have matured or become fixed or liquidated prior to January 15, 1998. Any person or entity (a) having a claim or potential claim against the Debtor, no matter how remote or contingent, or (b) whose claim is not listed in the Debtor's Schedules (as defined below), is listed in an incorrect amount, or is listed as "disputed," "contingent," or "unliquidated" in the Debtor's Schedules and who desires to participate in this case and share in any distribution must file a proof of claim on or before the Bar Date.

      2. WHO MAY FILE A PROOF OF CLAIM, BUT IS NOT REQUIRED TO.

      YOU DO NOT HAVE TO FILE A PROOF OF CLAIM IF YOUR PRE-PETITION CLAIM IS CORRECTLY LISTED IN THE DEBTOR'S SCHEDULES. You may file a proof of claim, but ARE NOT REQUIRED to do so, if (a) you have already properly filed a proof of claim with the Court; or (b) your Pre-Petition Claim (i) is listed on the schedule of liabilities filed by the Debtor with the Court on January 15, 1998, or any amendments to those schedules (as amended, the "Schedules"), (ii) is not listed as "contingent," "unliquidated," or "disputed" on those Schedules, and
(iii) has been accu rately scheduled as to its amount or classification on those Schedules.

      3. WHO SHOULD NOT FILE A PROOF OF CLAIM.

      You should not file a proof of claim if (1) the Court has already entered an order allowing your Pre-Petition Claim; (2) you have no Pre-Petition Claim;
(3) your claim arises on or after January 15, 1998 and is entitled to administrative expense status under sections 503(b) or 507(a) of the Bankruptcy Code; or (4) you assert an equity security interest in the Debtor.

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      4. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

      Pre-Petition Claims arising from the rejection by the Debtor of an executory contract or unexpired lease must be filed on or before (a) the Bar Date, (b) 30 days after service of an order authorizing such rejection or such other period as ordered by the Court, or (c) 30 days after service of a notice of such rejection, if such rejection occurred by expiration of time fixed by the Court, unless the Court by order provides for a longer period.

      5. WHEN AND WHERE TO FILE.

      Proofs of claim must be filed so as to be received no later than 5:00 p.m. (Eastern Standard Time), February 12, 1998, at the following address:

                  MacKenzie Partners, Inc.
                  Madison Square Station
                  P.O. Box 865
                  New York, New York 10160-1051
                  Att'n: Home Holdings Inc.

      6. WHAT TO FILE.

      EACH PROOF OF CLAIM MUST BE SUBSTANTIALLY IN THE FORM OF OFFICIAL FORM NO.
10. You should include all Pre-Petition Claims against the Debtor on a single proof of claim form. Each proof of claim form must specifically set forth the full name of the Debtor and the proper Chapter 11 case number of the Debtor. The case number for the Debtor is 98 B 40319 (JHG).

      EXCEPT FOR CREDITORS WHOSE CLAIMS ARE OF THE TYPE SET FORTH IN PARAGRAPHS 2 AND 3 ABOVE, ANY CREDITOR WHO FAILS TO FILE A PROOF OF CLAIM ON OR BEFORE FEBRUARY 12, 1998 FOR ANY PRE-PETITION CLAIM SUCH CREDITOR HOLDS OR WISHES TO ASSERT AGAINST THE DEBTOR SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH PRE-PETITION CLAIM AGAINST THE DEBTOR OR ITS PROPERTY (OR FILING A PROOF OF CLAIM WITH RESPECT THERETO), AND THE DEBTOR AND ITS PROPERTY SHALL BE FOREVER DISCHARGED FROM ANY AND ALL INDEBTEDNESS OR LIABILITY WITH RESPECT TO SUCH PRE-PETITION CLAIM, AND SUCH HOLDER SHALL NOT BE PERMITTED TO VOTE ON ANY PLAN OF REORGANIZATION OR PARTICIPATE IN ANY DISTRIBUTION IN THIS CHAPTER 11 CASE ON ACCOUNT OF SUCH PRE-PETITION CLAIM, OR TO RECEIVE FURTHER NOTICES REGARDING SUCH PRE-PETITION CLAIM.

      7. ACCESS TO SCHEDULES.

      Copies of the Schedules may be examined by interested parties during regular business hours, 9:30 a.m.-4:30 p.m., Monday through Friday, at the Office of the Clerk of the Court, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408. If the Debtor amends the Schedules after having given notice of the Bar Date, the Debtor shall give notice of any amendment to the holders of Pre-Petition Claims affected by the amendment, and such holders shall be afforded 30 days from the date of such notice (or such other period as may be fixed by the Court) to file proofs of claim, if necessary, or be forever barred from doing so. CREDITORS WISHING TO RELY ON THE SCHEDULES SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THAT THEIR PRE-PETITION CLAIMS ARE ACCURATELY LISTED THEREIN.

Dated: New York, New York                 By Order of the Court
       January 15, 1998
                                          /s/ Jeffry H. Gallet
                                          ------------------------------
                                          United States Bankruptcy Judge